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                                                                    EXHIBIT 8(A)


                                 June 19, 2003


Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland 21201

    Re: Merger of F&M Bancorp into Mercantile Bankshares Corporation

Dear Sirs:

    We have acted as counsel to Mercantile Bankshares Corporation, a bank holding company and financial holding company organized under the laws of the State of Maryland ("Parent"), in connection with the proposed merger (the "Merger") of F&M Bancorp, a bank holding company organized under the laws of the State of Maryland (the "Company"), with and into Parent. The Merger will be effected pursuant to an Agreement and Plan of Merger dated as of March 13, 2003, by and between Parent and the Company (the "Agreement"). All section references in this opinion, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used in this opinion and not otherwise defined in this opinion shall have the meanings assigned to those terms in the Agreement.

    In rendering this opinion, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (i) the Agreement; (ii) the Registration Statement on Form S-4, as amended to date, filed with the Securities and Exchange Commission (the "Registration Statement"); (iii) factual representations and certifications made to us by the Company; (iv) factual representations and certifications made to us by Parent; and (v) such other instruments and documents related to the formation, organization and operation of the Company and Parent or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

                            The Proposed Transaction

    Based solely upon our review of the documents set forth above and the information contained therein (which information we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

    Parent is a financial holding company and a bank holding company, headquartered in Baltimore, Maryland, that engages in a general banking business through Mercantile-Safe Deposit & Trust Company, 19 community banks and a mortgage banking company. Parent provides a full range of banking services, including mortgage, trust and investment services designed to meet substantially all of the financial needs of its customers.

    The Company is a bank holding company that is headquartered in Frederick, Maryland. Its operations are conducted through Farmers & Mechanics Bank, a Maryland-chartered bank that provides banking, insurance and wealth management services to businesses and to individuals primarily in Maryland.

    For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Maryland, the Company merge with and into Parent. The Company's separate corporate existence will cease and Parent will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, Parent will succeed to all of the assets and liabilities of the Company under Maryland corporate law.

    As set forth in Section 1.4 of the Agreement, at the Effective Time, subject to (i) the other provisions of Article I of the Agreement, and (ii) Sections 2.2(e) and 9.1(h) of the Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or
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Mercantile Bankshares Corporation
June 19, 2003
Page 2


any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)) shall, by virtue of the Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.5 of the Agreement, either (i) the Per Share Stock Consideration or (ii) cash in an amount equal to the Per Share Consideration.

                        Assumptions and Representations

    In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

        1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

        2. All representations, certifications and statements made in the exhibits hereto are true, correct, and complete on and as of the date made, and will be true and accurate at and as of the Effective Time as if made at and as of the Effective Time. Any representation, certification or statement made "to the knowledge" or similarly qualified is correct without such qualification.


        3. All corporate actions required by the Maryland General Corporation Law for a statutory merger will have been taken, Articles of Merger in form and substance required by the Maryland General Corporation Law will have been filed with the Maryland State Department of Assessments and Taxation, and the Merger will have become effective under the Maryland General Corporation Law.



        4. The Merger will be consummated in accordance with the Agreement, Maryland law and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Parent and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.


                    Opinion--Federal Income Tax Consequences

    Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that, under current law, the Merger will qualify as a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of the Code. In addition, we hereby confirm our opinion set forth under the caption "The Merger--Material Federal Income Tax Consequences," in the Registration Statement, subject to the limitations and qualifications stated therein.


                   Opinion--Qualification as Statutory Merger



    The Merger will qualify as a statutory merger under the Maryland General Corporation Law.

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Mercantile Bankshares Corporation
June 19, 2003
Page 3


    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

        1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

        2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company, such as dealers in securities, shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

        3. Our opinion set forth herein is based upon the description of the contemplated transaction as set forth in (i) the section of this opinion captioned "The Proposed Transaction;" (ii) the Agreement; and (iii) the Registration Statement. If the actual facts relating to any aspect of the transaction differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement are not consummated in accordance with the terms of the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

4. In basing matters set forth herein on our knowledge or awareness, the words "knowledge" and "awareness" (and any variations thereof) signify that in the course of our representation as counsel to Parent, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the documents, certificates and information on which we have relied are not accurate and complete. The words "knowledge" and "awareness" and similar language used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for Parent insofar as such knowledge pertains to the area(s) of their involvement.
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Mercantile Bankshares Corporation
June 19, 2003
Page 4


    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and we consent to the use of our name under the caption "The Merger--Material United States Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                          Sincerely yours,

                                          /s/ Venable, Baetjer and Howard LLP